Shengkai Innovations, Inc. Approved to List on NYSE AMEX and to Begin Trading on Wednesday, December 23, 2009

Tianjin, China, December 22, 2009 /PRNewswire-FirstCall/ -- Shengkai Innovations, Inc. (OTC Bulletin Board: SKII), a leading ceramic valve manufacturer with operations in the People's Republic of China (the "PRC"), today announced that it has received authorization to list its common stock on the NYSE AMEX market.

The Company expects to begin trading on NYSE AMEX, a subsidiary of NYSE Euronext market on Wednesday, December 23, 2009 under the ticker "SHE," until which time its common stock will continue to trade on the Over the Counter Bulletin Board under the symbol "SKII."

“We are very pleased that our steadfast commitment to increasing our growth and profitability, as well as our efforts to improve corporate governance to meet the requirements of a senior exchange, have led to our listing on NYSE Amex,” said Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations, Inc. “We are honored to join the NYSE AMEX group of companies and believe we will attract additional interest from the investment community, strengthen and grow our investor base and further enhance our corporate image and visibility in the US capital markets.”

About Shengkai Innovations, Inc.

Shengkai  Innovations  is  engaged  in  the design, manufacture and sale of ceramic  valves, high-tech ceramic materials and the provision of technical consultation  and related services. The Company’s industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental  protection  industries  as  high-performance,  more  durable alternatives  to  traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research   and   development,  engineering,  and  production  capacity  for structural  ceramics  and  is  the  only valve manufacturer that is able to produce  large-sized  ceramic  valves  with  calibers  of  6”  or more. The Company’s  product portfolio includes a broad range of valves that are sold throughout  the  PRC,  to  North  America,  United Arab Emirates, and other countries  in  the Asia-Pacific region. The Company has over 300 customers, and  is  the  only  ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under  the Private Securities Litigation Reform Act of 1995: Any statements set   forth  above  that  are  not  historical  facts  are  forward-looking statements  that  involve  risks  and uncertainties that could cause actual results  to differ materially from those in the forward-looking statements. Such  factors  include,  but  are  not limited to, the effect of political, economic,  and  market  conditions and geopolitical events, legislative and regulatory  changes,  the  Company’s  ability  to  expand  and  upgrade its production  capacity,  the actions and initiatives of current and potential competitors,  and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory  authorities.  The  Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
Wei (Gloria) Guo
 Director
Tel:   +86 (22) 2858 8899
Email: wei.guo@shengkai.com

Web site:   http://www.shengkaiinnovations.com

SOURCE  Shengkai Innovations, Inc.